Exhibit 99.1
UPC Holding B.V.
UPC Holding B.V. Provides Selected Financial Information for
the Three Months Ended March 31, 2006
Amsterdam, the Netherlands — May 11, 2006: UPC Holding B.V. (“UPC Holding”) is providing today selected, preliminary financial information for the three months ended March 31, 2006. UPC Holding is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK). A copy of this press release will be posted to the investor relations section of the Liberty Global website (www.lgi.com). In addition, the full financial statements with the accompanying notes are expected to be posted prior to the end of May. Highlights for the period compared to UPC Holding’s results for the same period last year, except where specifically noted, include1:
•	An organic[2] increase of approximately 250,000 RGUs[3] in the first quarter of 2006

•	Revenue growth of 23% to €572 million

•	Operating cash flow (OCF)[4] growth of 18% to €214 million

•	Operating income decreased by 33% to €29 million
Operating Results
We had approximately 11.6 million total RGUs from continuing operations as of March 31, 2006, including an organic increase of approximately 250,000 RGUs from December 31, 2005. The organic RGU net additions in the first quarter of 2006 represent an approximately 142% increase in organic net additions over the prior year period’s net additions. In terms of RGU additions by product, during the first quarter 2006, we added 126,000 broadband Internet subscribers, 90,000 telephony subscribers and 34,000 video subscribers.
Our broadband Internet subscriber additions were driven by strong results from Central and Eastern Europe, which accounted for approximately 50% of our Internet subscriber growth, as well as from the Netherlands where we added more Internet subscribers than in the same period last year. Our telephony subscriber additions were driven primarily by our VoIP offerings as well as by the expansion of VoIP into new markets such as Austria, Poland and Romania. Later this year, we also plan to launch VoIP services in the Slovak Republic and in Ireland.
In terms of video subscribers, we added approximately 169,000 digital and DTH subscribers in the quarter, with the Netherlands and Ireland driving our digital growth and Hungary and the Czech Republic adding DTH subscribers. We experienced a reduction in analog cable subscribers primarily as a result of our strategy to upgrade analog subscribers to our digital offering. In the Netherlands, where we are implementing our “digital-for-all” (D4A) project5, we added over 120,000 digital

1	Results from UPC Sweden and UPC Norway are treated as discontinued operations in the historical financial figures, thus UPC Sweden’s and Norway’s revenue and Operating cash flow for all historical periods are retroactively removed from such figures. We have separately identified Sweden as a discontinued operation in our historical subscriber table. We are reporting subscriber metrics excluding the impact of Sweden and Norway.

2	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

3	Please see footnote 4 on page 9 for details to the definition of Revenue Generating Units.

4	Please see page 5 for an explanation of operating cash flow and its reconciliation.

5	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service.

subscribers in the quarter. We have seen continued improvement in the acceptance and installation rates of our digital set-top boxes as compared to those metrics in Q4. More recently in the Netherlands, we are pleased to have won a gold award for our customer service from the National Contact Centre, which recognized our significant improvements in customer satisfaction, as well as our ability to maximize the commercial potential of each customer contact.
Over the last several months, we have been actively and successfully rebalancing our cable operations to exit sub-scale markets like Norway and Sweden. In France, we have recently reached a non-binding letter of intent to sell our operation. In each case, we are selling these businesses at attractive multiples.
Financial Results
Total consolidated revenue for the three months ended March 31, 2006 increased to €572 million, a 23% increase as compared to the same period last year. The increase was primarily due to acquisitions in Ireland, Austria and Romania as well as the continued growth in our Central and Eastern European businesses. This represents approximately 9% revenue growth, rebased for acquisitions and foreign currency effects (rebased)6.
Operating cash flow for the three months ended March 31, 2006 increased 18% to €214 million as compared to the prior year period. The increase was principally driven by the impact of acquisitions and the continued growth in our Central and Eastern European businesses, which experienced rebased OCF growth of approximately 26%. Our total rebased OCF growth for the period was approximately 5%.
Excluding results of the Netherlands where we have our D4A project underway, our rebased OCF growth rate for the quarter would improve to 17%. As expected, the Netherlands OCF results reflect higher operating, marketing and customer care costs of our D4A initiative, which was launched in the fourth quarter, as we invest in the roll-out of digital boxes to drive future growth in that market. Although the Netherlands OCF declined over the comparable period last year, it did increase approximately 4% sequentially over the fourth quarter of 2005.
The OCF margin7 for the three months ended March 31, 2006, was 37% versus 39% for the comparable period last year. The decline in margins was primarily due to decreasing margins in Western Europe, particularly in the Netherlands and was partially offset by improving margins in Central and Eastern Europe.
About UPC Holding B.V.
UPC Holding owns businesses that provide video, high-speed Internet access and telephone services through broadband networks in 11 European countries. At March 31, 2006, UPC Holding’s networks passed approximately 15.5 million homes and served approximately 11.6 million revenue generating units (as customarily defined by Liberty Global), including approximately 9.0 million video subscribers, 1.7 million broadband Internet subscribers and 0.8 million telephone subscribers.
On July 29, 2005, UPC Holding issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8 5/8% Senior Notes due 2014. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding B.V. to bondholders on a quarterly basis. UPC Broadband Holding B.V., a wholly owned subsidiary of UPC Holding, is the borrower and UPC Holding is the guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding credit

6	For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first quarter of 2006, we have adjusted our historical Q1 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our Q1 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in our Q1 2006 results and (ii) reflect the translation of our Q1 2005 rebased amounts at the applicable average exchange rates that were used to translate our Q1 2006 results. Please see page 7 for additional information.

7	OCF margin is calculated by dividing the OCF for the respective period by total revenue.

facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its first quarter results. The financial information contained herein is preliminary and subject to possible change. UPC Holding presently expects to issue its financial statements prior to the end of May, at which time they will be posted in the investor relations section of the Liberty Global website (www.lgi.com). Copies will also be available from the Trustee for the Senior Notes.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to the pending sales of UPC Sweden and UPC France, our insights and expectations regarding competition in our markets, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to close the sale of UPC Sweden and negotiate a definitive agreement for and close the sale of UPC France, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please contact:

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Selected Financial Data
The following table provides selected, preliminary Revenue and Operating Cash Flow data for the three months ended March 31, 2006 and 2005 for each reportable segment of UPC Holding B.V. The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC’s first quarter financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period, after adjusting the Q1 2005 period to reflect acquisitions to the extent that they are included in the Q1 2006 results and adjusting the Q1 2005 results to the applicable Q1 2006 exchange rates (see supplemental information on page 7). The comparison that excludes FX assumes that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.
Revenue

					Increase
	Three months ended		Increase		(decrease)
	March 31,		(decrease)		excluding	Rebased
First Quarter	2006	2005	€	%[8]	FX %[8]	%
	amounts in millions, except % amounts

The Netherlands	€163.0	€155.8	€7.2	4.6	4.6	—
France	108.4	100.5	7.9	7.8	7.8	—
Austria	72.3	64.8	7.5	11.7	11.7	—
Other Western Europe	59.9	25.4	34.5	134.9	134.9	—

Total Western Europe	403.6	346.5	57.1	16.5	16.5	5.0

Hungary	62.4	55.0	7.4	13.5	17.4	—
Other Central and Eastern Europe	106.2	63.9	42.3	66.2	59.7	—

Total Central and Eastern Europe	168.6	118.9	49.7	41.8	40.1	18.9

Corporate and other	0.1	0.3	(0.2)	(28.1)	(28.1)	—

Total UPC Holding	€572.3	€465.7	€106.6	22.9	22.5	8.8

Operating Cash Flow

					Increase
	Three months ended		Increase		(decrease)
	March 31,		(decrease)		excluding	Rebased
First Quarter	2006	2005	€	%[8]	FX %[8]	%
	amounts in millions, except % amounts

The Netherlands	€71.6	€80.3	€(8.7)	(10.8)	(10.8)	—
France	19.5	19.2	0.3	2.0	2.0	—
Austria	31.3	27.6	3.7	13.4	13.4	—
Other Western Europe	18.3	8.4	9.9	114.1	114.1	—

Total Western Europe	140.7	135.5	5.2	3.8	3.8	(3.9)

Hungary	27.4	21.7	5.7	26.3	30.5	—
Other Central and Eastern Europe	47.0	27.1	19.9	73.4	66.8	—

Total Central and Eastern Europe	74.4	48.8	25.6	52.5	50.6	25.7

Corporate and other	(1.2)	(2.5)	1.3	(55.7)	(55.7)	—

Total UPC Holding	€213.9	€181.8	€32.1	17.7	17.2	5.3

[8]	These percentages have been calculated from amounts rounded to the thousands.

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by UPC’s chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As UPC uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, related party management fees, and impairment, restructuring and other operating charges or credits). UPC believes operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because investors use it to compare our performance to other companies in our industry. A reconciliation of UPC Holding’s total segment operating cash flow to UPC Holding’s operating income is presented below for the three months ended March 31, 2006 and 2005, respectively. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended
	March 31,
	2006	2005
	amounts in millions
Total segment operating cash flow	€213.9	€181.8
Stock-based compensation expense	(4.8)	(3.0)
Depreciation and amortization	(178.7)	(134.1)
Related party management (fees) credits	0.3	(1.9)
Impairment, restructuring and other operating charges	(2.1)	(0.2)

Operating income	€28.6	€42.6

Summary of Third Party Debt and Cash and Cash Equivalents
The following table details UPC Holding’s consolidated third party debt and cash and cash equivalents as of March 31, 2006, and December 31, 2005:

	As of	As of
	March 31,	December 31,
	2006	2005
	amounts in millions
UPC Broadband Holding Bank Facility	€3,277.2	€3,425.1
UPC Holding 7 3/4% Senior Notes due 2014	500.0	500.0
UPC Holding 8 5/8% Senior Notes due 2014	300.0	300.0
Other debt, including capital lease obligations	11.2	49.1

Total third party debt	€4,088.4	€4,274.2

Cash and cash equivalents	€67.7	€57.6

As of March 31, 2006, total third party debt, including other debt and capital lease obligations was €4,088 million, while cash and cash equivalents were €68 million. Additionally, we had approximately €231 million of undrawn commitments available from our €1.0 billion in revolvers of the UPC Broadband Holding Bank Facility, subject to completion of first quarter bank reporting requirements. The change in total third party debt from the previous period is primarily due to the partial repayment of the UPC Broadband Holding Bank Facility with proceeds from the sale of Norway as well as foreign exchange translation differences from our U.S. dollar denominated facilities. The change in other debt, including capital lease obligations, is due primarily to the reclassification of capital lease obligations from UPC Sweden. UPC Sweden is being reported as a discontinued operation and its debt will be accounted for as a liability of discontinued operations.
On May 10, 2006, the UPC Broadband Holding Bank Facility was amended. In connection with the amendment, the Facility F, G and H term loans were refinanced and an additional €110 million was raised for general corporate purposes, with borrowings under new Facility J and K term loans of the amended UPC Broadband Holding Bank Facility. The amounts borrowed under Facilities J and K aggregated €1.8 billion and $1.775 billion with each denomination split evenly between Facilities J and K. Borrowings denominated in Euro under Facility J and K will bear interest at an initial margin of 2.25% above EURIBOR. Borrowings denominated in U.S. dollars under Facilities J and K will bear interest at an initial margin of 2.00% above LIBOR. Both facilities are to be repaid in one installment with the outstanding borrowings under Facilities J and K due and payable on March 31, 2013 and December 31, 2013, respectively. As a result of this refinancing, UPC Broadband reduces its cost of borrowing and extends its debt maturities such that no term loans under the UPC Broadband Holding Bank Facility mature prior to 2013.
Following the public offer for all of the outstanding ordinary shares in the capital of Priority Telecom N.V. (“Priority”) by chellomedia Priority B.V., a wholly owned subsidiary of chellomedia B.V., Priority and UPC Broadband will conduct a joint review to determine if Priority or all or part of its activities, after de-listing from Euronext Amsterdam, will be transferred to the UPC Broadband Group.
Covenant Calculations
Based on the results for March 31, 2006 and subject to the completion of first quarter bank reporting requirements, the ratio of Senior Debt to Annualised EBITDA (last two quarters annualized) for UPC Holding, as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.73x9. The ratio of Total Debt to Annualised EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.67x9.

[9]	Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary
UPC Holding’s capital expenditures were approximately €129 million and €99 million for the three months ended March 31, 2006 and 2005, respectively.
Explanation of Calculation of Rebased Q1 2005 Amounts:
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first quarter of 2006, we have adjusted our historical Q1 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our Q1 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in our Q1 2006 results and (ii) reflect the translation of our Q1 2005 rebased amounts at the applicable average exchange rates that were used to translate our Q1 2006 results. The acquired entities that have been included in the determination of our rebased revenue and OCF for Q1 2005 are NTL Ireland, Astral, Telemach, INODE and certain Canal+ subscribers purchased by the Netherlands. We have reflected the revenue and OCF of these acquired entities in our Q1 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other appropriate items. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical Q1 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our Q1 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased Q1 2005 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing Q1 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for Q1 2005. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or item 10 of Regulation S-K.

Operating Data Table

	March 31, 2006
		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)

Europe
The Netherlands	2,652,100	2,532,900	2,224,000	3,048,800	2,011,200	208,900	—	—	2,220,100	2,532,900	503,500	2,405,700	325,200
France	4,614,200	3,363,900	1,612,000	1,987,200	941,400	572,300	—	—	1,513,700	3,363,900	308,200	2,589,600	165,300
Austria	959,200	955,900	654,500	1,015,700	452,500	45,300	—	—	497,800	955,900	353,300	922,000	164,600
Ireland	895,100	238,700	592,600	624,100	313,200	162,000	—	115,900	591,100	238,700	32,700	24,200	300
Belgium	157,000	157,000	145,600	168,300	126,000	5,300	—	—	131,300	157,000	37,000	—	—

Total Western Europe	9,277,600	7,248,400	5,228,700	6,844,100	3,844,300	993,800	—	115,900	4,954,000	7,248,400	1,234,700	5,941,500	655,400

Poland	1,915,000	947,100	1,024,500	1,153,100	1,000,900	—	—	—	1,000,900	947,100	139,900	889,900	12,300
Hungary	1,044,200	908,900	1,013,000	1,186,900	732,700	—	179,600	—	912,300	908,900	156,300	911,500	118,300
Czech Republic	745,200	408,600	441,000	501,600	298,300	—	119,400	—	417,700	408,600	83,900	—	—
Romania	1,918,100	967,800	1,328,500	1,425,100	1,325,000	3,400	—	—	1,328,400	842,500	69,000	661,200	27,700
Slovak Republic	431,800	242,100	301,800	322,800	253,600	—	17,600	27,600	298,800	226,900	24,000	—	—
Slovenia	126,000	80,000	108,500	128,200	108,500	—	—	—	108,500	80,000	19,700	—	—

Total Central and Eastern Europe	6,180,300	3,554,500	4,217,300	4,717,700	3,719,000	3,400	316,600	27,600	4,066,600	3,414,000	492,800	2,462,600	158,300

Total Europe	15,457,900	10,802,900	9,446,000	11,561,800	7,563,300	997,200	316,600	143,500	9,020,600	10,662,400	1,727,500	8,404,100	813,700

Total Continuing Operations	15,457,900	10,802,900	9,446,000	11,561,800	7,563,300	997,200	316,600	143,500	9,020,600	10,662,400	1,727,500	8,404,100	813,700

Disc Operations — Sweden	421,600	289,200	300,200	394,100	236,700	63,500	—	—	300,200	289,200	93,900	—	—

Grand Total	15,879,500	11,092,100	9,746,200	11,955,900	7,800,000	1,060,700	316,600	143,500	9,320,800	10,951,600	1,821,400	8,404,100	813,700

Footnotes to Operating Data Table:

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one home passed is equal to one MMDS subscriber. Due to the fact that we do not own the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for INODE.

(2)	Two-way Homes Passed are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.

(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)	Revenue Generating Unit (RGU) is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection basis or an equivalent billing unit (EBU) basis. We have approximately 1.41 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service with only a few channels. An analog cable subscriber is not counted as a digital cable subscriber.

(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes or an EBU that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers. In the Netherlands, where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. An estimated 13,000 of the Netherlands digital cable subscribers at March 31, 2006 have accepted but not installed their digital converter boxes.

(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)	Internet Subscriber is a home or commercial unit or EBU with one or more cable modems connections to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. At March 31, 2006, our Internet subscribers in Austria included 68,900 residential digital subscriber lines or DSL subscribers of INODE, of which 51,400 were serviced over an unbundled loop and the remaining 17,500 subscribers were serviced over a shared access network. Our Internet subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of March 31, 2006, exclude an aggregate of 85,700 mobile telephone subscribers in the Netherlands. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, our Telephone subscribers do not include customers that receive services via resale arrangements. At March 31, 2006, our Telephone subscribers in Austria included 15,500 residential subscribers of INODE.
Additional General Notes to the Table:
Table excludes systems owned by affiliates that were not consolidated for financial reporting purposes as of March 31, 2006, or that were acquired after March 31, 2006. Subscriber information for recently acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is calculated on an EBU basis by all our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in Ireland and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.